Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of September 1, 2007 by and between Thomas Kidrin (the "Executive") and Worlds.com, Inc., a New Jersey corporation (the "Company").

W I T N E S S E T H:

WHEREAS, Executive and the Company desire to enter into an Employment Agreement to provide for Executive's employment by the Company on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Offices and Duties. The Company hereby employs Executive during the Term (as hereinafter defined) to serve as the Company’s President and Chief Executive Officer and to perform such executive and supervisory duties on behalf of the Company as the Company’s Board of Directors may from time to time reasonably direct. Executive hereby accepts such employment and agrees that throughout the Term he shall faithfully, diligently and to the best of his ability, in furtherance of the business of the Company, perform the duties assigned to him or incidental to the offices assumed by him pursuant to this Section. Executive shall devote substantially all of his business time and attention to the business and affairs of the Company, but Executive shall not be required to devote any minimum amount of time or report or perform his duties hereunder on a fixed or periodic basis, and Executive may engage or participate in such other activities incidental to any other employment, occupation or business venture or enterprise as do not materially interfere with or compromise his ability to perform his duties hereunder. Executive shall at all times be subject to the direction and control of the Company’s Board of Directors, and observe and comply with such rules, regulations, policies and practices as the Company’s Board of Directors may from time to time establish.

2. Term. The employment of Executive hereunder shall commence on the date hereof and end on August 31, 2012, provided, that Executive shall have the right in his sole discretion to extend the term for an additional 12 months ending on August 31, 2013, by notifying the Company in writing of such no later than June 1, 2012, subject in all respects to earlier termination upon the terms and conditions provided elsewhere herein. The term during which Executive is employed hereunder shall be referred to herein as the “Term”. As used herein, “Termination Date” means the last day of the Term.

(1)

3. Compensation.

(a) As compensation for his services hereunder, the Company shall pay to Executive during the Term:

(i) a base salary at the rate of $200,000 per annum (the “Base Salary”), such Base Salary to be paid in substantially equal installments no less often than twice monthly;

(ii) the Base Salary shall be increased by 10% on January 1 of each year of the Term over the prior year’s Base Salary;

(iii) a car allowance in the amount of $1,000 per month, payable monthly;

(iv) a bonus (the “2.5% Bonus”) in respect of each Bonus Period (as hereinafter defined), payable within ninety (90) days after the end of such Bonus Period, in an amount equal to two and one-half percent (2.5%) of Pre-Tax Income (as hereinafter defined);

(v) a bonus (the “Additional Bonus”) in respect of each Bonus Period, payable within ninety (90) days after the end of such Bonus Period, as follows: (A) $75,000, if Pre-Tax Income for the Bonus Period is between 150% and 200% of the prior fiscal year’s Pre-Tax Income; or (B) $100,000, if Pre-Tax Income for the Bonus Period is between 201% and 250% of the prior fiscal year’s Pre-Tax Income; or (C) $200,000, if Pre-Tax Income for the Bonus Period is 251% or greater than the prior fiscal year’s Pre-Tax Income; but in no event shall the Additional Bonus payable to Executive with respect to any Bonus Period exceed five (5%) percent of Pre-Tax Income for such Bonus Period; and

(vi) such additional incentive or bonus compensation as the Company’s Board of Directors may from time to time determine.

(b) For the purposes of paragraph 3(a):

(i) “Bonus Period” is a fiscal year of the Company ending during the Term; and

(ii) The “Pre-Tax Income” in any Bonus Period is the Company’s income before provision for income taxes.

The determination of the Pre-Tax Income and the 2.5% Bonus and Additional Bonus for any Bonus Period shall be determined by the Company’s then Chief Financial Officer (or other senior most accounting official if no one holds a position with that title) in accordance with the Company’s audited financial statements as prepared by the Company’s independent auditor, which shall be conclusive and binding upon the Company and Executive.

(c) The Company shall provide major medical, hospitalization and dental insurance for the benefit of Executive and his family consistent with benefits made available to other of the Company’s senior executives and if no such benefits are then available or paid to other executives, than in amount of, and providing coverage for, no lesser benefits than Executive has prior to the date hereof, and the Company shall pay all premiums and any other costs or expenses incurred to maintain such policies in effect during the Term.

(d) In addition to his Base Salary and other compensation provided herein, Executive shall be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any stock, stock option or other equity participation plan and any profit-sharing, pension, retirement, insurance, medical service or other employee benefit plan generally available to the executive officers of the Company, and to receive any other benefits or perquisites generally available to the executive officers of the Company pursuant to any employment policy or practice, which may be in effect from time to time during the Term. The above notwithstanding, the Company shall use its commercially reasonable efforts to obtain for the benefit of Executive a life insurance policy with a death benefit of at least $2 million payable to a beneficiary of Executive’s choice, provided, however, that the Company shall not be obligated to spend more than $10,000 annually on the premiums for such policy. Except as otherwise expressly provided herein, the Company shall be under no obligation hereunder to institute or to continue any such employee benefit plan or employment policy or practice.

(e) No provision hereof is intended, or shall be deemed, to impair or limit Executive’s eligibility to receive, or any right he may now or at any time hereafter have to receive, hold or dispose of any common stock, par value $.001 per share, of the Company (the “Common Stock”) or other securities of the Company or to receive, hold or exercise any options, warrants or other rights to acquire any Common Stock or other securities of the Company.

(f) During the Term, Executive shall not be entitled to additional compensation for serving in any office of the Company (or any subsidiary thereof) to which he is elected or appointed, except that, throughout any period or periods during which he shall serve as a director of the Company (or such subsidiary), Executive shall be entitled to directors’ fees in accordance with the policies and practices of the Company (or such subsidiary) then in effect.

(2)

4. Stock Options.

(a) By its approval of this Agreement, the Company’s Board of Directors has approved the issuance to Executive of an option to acquire 15,000,000 shares of the Company’s Common Stock, under and pursuant to the provisions of the Worlds.com, Inc. 2007 Stock Option Plan, as adopted by the Company’s Board of Directors and as will be submitted to the Company’s Shareholders for approval (the “Plan”) and on the terms set forth in the Stock Option Agreement annexed to this Agreement as Exhibit A (the “Option Agreement”), which provides inter alia that such option shall vest as set forth below, and be exercisable at the exercise price of $0.05 per share at any time during the five (5) year period following the date hereof (subject to earlier termination as provided under the Plan):

(i) the option to acquire 5,000,000 shares shall vest immediately;

(ii) the option to acquire 5,000,000 shares shall vest on August 31, 2008; and

(iii) the option to acquire 5,000,000 shares shall vest on August 31, 2009.

(b) The option being granted hereby is subject in all respects to the terms and provisions of the Plan and the Option Agreement, including, without limitation, the termination provisions contained in the Plan, and in the event of any conflict between the terms of this Agreement and the Plan or the Option Agreement, the Plan or the Option Agreement shall control. The option granted hereby is also subject to the approval of the Plan by the Company’s shareholders. It is the intention of the parties hereto that, to the extent possible, the options granted herein shall be “incentive stock options” as such term is defined in the Internal Revenue Code of 1986 and any of the terms of the options shall be modified, as minimally as necessary, to maintain their status as incentive stock options.

(c) Executive shall receive such other option, restrictive stock awards or other security-based compensation as the Board of Directors shall approve.

5. Expense Allowance. The Company shall pay directly, or advance funds to Executive or reimburse Executive for, all expenses reasonably incurred by him in connection with the performance of his duties as an employee or consultant hereunder, upon the submission to the Company of itemized expense reports, receipts or vouchers in accordance with its then customary policies and practices.

6. Location; Office. Except for routine travel and temporary accommodation reasonably required to perform his services hereunder, Executive shall not be required to perform his services hereunder at any location other than the principal executive office of the Company, which office shall be located throughout the Term at its location on the date hereof, or, if relocated, at a location within a distance of 30 miles from its location on the date hereof, or at such other office or site to which Executive may, in his sole discretion, consent; nor shall he be required to relocate his principal residence to, or otherwise to reside at, any location specified by the Company. The Company shall provide Executive with suitable office space, furnishings and equipment, secretarial and clerical services and such other facilities and office support as Executive may reasonably request.

7. Vacation. Executive shall be entitled to four (4) weeks paid vacation during each year of his full time employment hereunder, such vacation to be taken at such time or times as shall be agreed upon by Executive and the Company. Vacation time shall be cumulative from year to year, except that Executive shall not be entitled to take more than six weeks vacation during any consecutive 12-month period during the Term. Accrued but unused vacation time shall be paid in cash on the Termination Date, except that in the event of a Termination pursuant to Section 12, the amount of accrued vacation time to be paid on the Termination Date shall be limited to six weeks and in the event of a Termination pursuant to Section 13, the amount of vacation time to be paid on the Termination Date shall be limited to four weeks.

8. Key-Man Insurance. The Company shall have the right from time to time to purchase, increase, modify or terminate insurance policies on the life of Executive for the benefit of the Company in such amounts as the Company may determine in its sole discretion. In connection therewith, Executive shall, at such time or times and at such place or places as the Company may reasonably direct, submit himself to such physical examinations and execute and deliver such documents as the Company may deem necessary or appropriate.

(3)

9. Trade Secrets.

(a)            Executive shall hold in a fiduciary capacity for the benefit of the Company all confidential or proprietary information relating to or concerned with the Company or its Affiliates (as defined below) or its products or services, prospective products or services, operations, business and affairs (“Confidential Information”), and he shall not, at any time hereafter, use or disclose any Confidential Information to any person other than to the Company or its designees or except as may otherwise be required in connection with the business and affairs of the Company, and in furtherance of the foregoing Executive agrees that:

(i) Executive will receive, maintain and hold Confidential Information in strict confidence and will use the same level of care in safeguarding it that he uses with his own confidential material of a similar nature;

(ii) Executive will take all such steps as may be reasonably necessary to prevent the disclosure of Confidential Information; and

(iii) Executive will not utilize Confidential Information for his personal benefit without first having obtained the Company’s consent to such utilization.

“Affiliate” of a Person means another Person directly or indirectly controlling, controlled by, or under common control with, such Person; for this purpose, “control” of a Person means the power (whether or not exercised) to direct the policies, operations or activities of such Person by virtue of the ownership of, or right to vote or direct the manner of voting of, securities of such Person, or pursuant to agreement or law or otherwise. The term “Person” includes without limitation a natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, governmental authority, or any group of the foregoing acting in concert.

(b)            The commitments set forth in paragraph 9(a) shall not extend to any portion of Confidential Information:

(i) that is generally available to the public;

(ii) that was not acquired, directly or indirectly and/or in any manner, from the Company and which Executive lawfully had in his possession prior to the date of this Agreement; or

(iii) that, hereafter, through no act or omission on the part of the Executive, becomes information generally available to the public.

(c) At any time upon written request by the Company (i) the Confidential Information, including any copies, shall be returned to the Company, and (ii) all documents, drawings, specifications, computer software, and any other material whatsoever in the possession of the Executive that relates to such Confidential Information, including all copies and/or any other form of reproduction and/or description thereof made by Executive shall, at the Company’s option, be returned to the Company or destroyed.

(d) In the event that Executive becomes legally compelled (by deposition, interrogatory, request of documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the Executive shall provide the Company with prompt prior written notice of such requirement so that it (or its designees) may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or the Company waives compliance with the provisions hereof, the Executive agrees to furnish only such portion of the Confidential Information which is legally required to be furnished.

10. Intellectual Property. Any idea, invention, design, process, system, procedure, improvement, development or discovery conceived, developed, created or made by Executive, alone or with others, during the Term and applicable to the business of the Company, whether or not patentable or registrable, shall become the sole and exclusive property of the Company. Executive shall disclose the same promptly and completely to the Company and shall, during the Term or thereafter, (i) execute all documents requested by the Company for vesting in the Company the entire right, title and interest in and to the same, (ii) execute all documents requested by the Company for filing and procuring such applications for patents, trademarks, service marks or copyrights as the Company, in its sole discretion, may desire to prosecute, and (iii) give the Company all assistance it may reasonably require, including the giving of testimony in any Proceeding (as defined below), in other to obtain, maintain and protect the Company’s right therein and thereto.

A “Proceeding” is any suit, action, arbitration, audit, investigation or other proceeding before or by any court, magistrate, arbitration panel or other tribunal, or any governmental agency, authority or instrumentality of competent jurisdiction.

(4)

11. No Competition.

(a) During the Restricted Period (as defined below), Executive shall not, directly or indirectly:

(i) own, control, manage, operate, participate or invest in, or otherwise be connected with, in any manner, any business activity, venture or enterprise which is engaged in any business in the United States in which the Company (or any subsidiary thereof) is currently engaged or is engaged at the time of termination of Executive’s employment hereunder, or

(ii) for himself or on behalf of any other person, employ or engage any person who at the time shall have been within the preceding 12-month period an employee of the Company (or such subsidiary) or contact any supplier, customer or employee of the Company (or such subsidiary) for the purpose of soliciting or diverting any supplier, customer or employee from the Company (or such subsidiary).

(b) The provisions of paragraph 11(a) notwithstanding, Executive may invest his funds in securities of an issuer if the securities of such issuer are listed for trading on a registered securities exchange or actively traded in an over-the-counter market and Executive’s holdings therein represent less than 5% of the total number of shares or principal amount of the securities of such issuer outstanding.

(c) Executive acknowledges that the provisions of this Section, and the period of time, geographic area and scope and type of restrictions on his activities set forth herein, are reasonable and necessary for the protection of the Company.

(d) “Restricted Period” shall mean the period commencing on the date hereof and ending August 31, 2012; provided, however, that if Executive has exercised his option to extend the Term to August 31, 2013 in accordance with Section 2 hereof, the Restricted Period shall end August 31, 2014.

12. Termination Upon Disability. In the event that the Board of Directors determines that the Executive is unable to perform his duties hereunder by reason of any disability or incapacity (due to any physical or mental injury, illness or defect) for an aggregate of 180 days in any consecutive 12-month period, the Company shall have the right to terminate Executive’s employment hereunder within 60 days after the 180th day of his disability or incapacity by giving Executive notice to such effect at least 30 days prior to the date of termination set forth in such notice, and on such date such employment shall terminate. The Board of Directors’ determination shall be made after due inquiry, on the basis of convincing evidence presented in at least two medical opinions rendered by reputable physicians with experience in diagnosing and treating the condition described in the opinion.

13. Termination for Cause.

(a) In addition to any other rights or remedies provided by law or in this Agreement, the Company may terminate Executive’s employment under this Agreement if:

(i) Executive is convicted of, or enters a plea of guilty or nolo contendere (which plea is not withdrawn prior to its approval by the court) to, a felony offense or the commission of a fraud against, or embezzlement or misappropriation of funds or other assets of, the Company (or any subsidiary thereof) and either Executive fails to perfect an appeal of such conviction prior to the expiration of the maximum period of time within which, under applicable law or rules of court, such appeal may be perfected or, if Executive does perfect such an appeal, his conviction of such as offense is sustained on appeal; or

(ii) the Company’s Board of Directors determines, after due inquiry, based on convincing evidence, that Executive has:

(A)           violated, or caused the Company (or any subsidiary thereof) or any officer, employee or other agent thereof, or any other person to violate, any material law, regulation or ordinance or any material rule, regulation, policy or practice established by the Company’s Board of Directors;

(B)           willfully, or because of gross or persistent negligence, (x) failed properly to perform his duties hereunder or (y) acted in a manner detrimental to, or adverse to the interests of, the Company; or

(C)           violated, or failed to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by Executive hereunder;

and that, in the case of any violation or failure referred to in clause (A), (B) or (C) of this paragraph (ii) of Section 13(a), such violation or failure has caused, or is reasonably likely to cause, the Company to suffer or incur a substantial casualty, loss, penalty, expense or other liability or cost.

(5)

(b) The Company may effect such termination for cause by giving Executive notice to such effect, setting forth in reasonable detail the factual basis for such termination, at least thirty (30) days prior to the date of termination set forth therein; provided, however, that Executive may avoid such termination if Executive, prior to the date of termination set forth in such notice, explains to the reasonable satisfaction of the Company’s Board of Directors why the facts relied upon by the Company in terminating Executive’s employment do not constitute a For Cause Event (as defined below) or that Executive has ceased any such claimed violation and/or cured any such failure to perform within such 20 day period.

(c) In making any determination pursuant to Section 13(a) as to the occurrence of any act or event described in clauses (A) to (C) of paragraph (ii) thereof (each, a “For Cause Event”), each of the following shall constitute convincing evidence of such occurrence:

(i) if Executive is made a party to, or target of, any Proceeding arising under or relating to any For Cause Event, Executive’s failure to defend against such Proceeding or to answer any complaint filed against him therein, or to deny any claim, charge, averment, or allegation thereof asserting or based upon the occurrence of a For Cause Event;

(ii) any judgment, award, order, decree or other adjudication or ruling in any such Proceeding finding or based upon the occurrence of a For Cause Event; or

(iii) any settlement or compromise of, or consent decree issued in, any such Proceeding in which Executive expressly admits the occurrence of a For Cause Event;

provided that none of the foregoing shall be dispositive or create an irrebuttable presumption of the occurrence of such For Cause Event; and provided further that the Company’s Board of Directors may rely on any other factor or event as convincing evidence of the occurrence of a For Cause Event.

(d) In determining and assessing the detrimental effect of any For Cause Event on the Company and whether such For Cause Event warrants the termination of Executive’s employment hereunder, the Company’s Board of Directors shall take the following factors, to the extent applicable and material, into account:

(i) whether the Company’s Board of Directors directed or authorized Executive to take, or to omit to take, any action involved in such For Cause Event, or approved, consented to or acquiesced in his taking or omitting to take such action;

(ii) any award of damages, penalty or other sanction, remedy or relief granted or imposed in any Proceeding based upon or relating to such For Cause Event, and whether such sanction, remedy or relief is sufficient to recompense the Company or any other injured person, or to prevent or to deter the recurrence of such For Cause Event;

(iii) whether any lesser sanction would be appropriate and effective; and

(iv) any adverse effect that the loss of Executive’s services would have, or be reasonably likely to have, upon the Company.

14. Termination by Executive for Good Reason. In addition to any other rights or remedies provided by law or in this Agreement, Executive may terminate his employment hereunder:

(i) if (A) the Company violates, or fails to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by it hereunder or, (B) as a result of any action or failure to act by the Company, there is a material change in the nature or scope of the duties, obligations, rights or powers of Executive’s employment, by giving the Company notice to such effect, setting forth in reasonable detail the factual basis for such termination, at least thirty (30) days prior to the date of termination set forth therein; provided however that the Company may avoid such termination if it, prior to the date of termination set forth in such notice, cures or explains to the reasonable satisfaction of Executive the factual basis for termination set forth therein; or

(ii) if a Change of Control (as hereinafter defined) occurs while Executive is a full-time employee of the Company, by giving the Company notice to such effect within ninety (90) days after the occurrence of such Change of Control, setting forth the event or circumstance constituting such Change of Control, such termination to be effective upon the date of termination, not more than thirty (30) days after the date of such notice, set forth therein or, if no such date is set forth therein, immediately upon delivery of such notice to the Company.

(6)

15. Voluntary Termination. In addition to any other rights or remedies provided by law or in this Agreement, from and after the date hereof, Executive may terminate his employment hereunder by giving the Company written notice to such effect at least ninety (90) days prior to the date of termination set forth therein.

16. Compensation and Benefits upon Termination.

(a) Upon termination of Executive’s employment hereunder, he shall be entitled to receive, in any case, any Base Salary pursuant to Section 3(a)(i) accrued but unpaid to the Termination Date. Any amount payable to Executive under this subparagraph shall be paid promptly, and in any event within thirty (30) days after the Termination Date.

(b) If Executive’s employment is terminated as a result of a “For Cause Event” pursuant to Section 13, except for the payment of any amount required to be made by Section 16(a), from and after the Termination Date, the Company shall have no further obligation to Executive hereunder, including without limitation any obligation pursuant to Section 18.

(c) If the Executive’s employment is terminated (i) by him pursuant to Section 14(i); or (ii) by the Company other than as a result of a “For Cause Event” pursuant to Section 13; he shall be entitled to receive an amount equal to the full value of any Base Salary still remaining until the end of the Term plus an amount equal to three times the Base Salary at the time of termination. Notwithstanding the foregoing, if the Executive’s employment (but not consultancy) is terminated by the Company after a Change of Control has occurred for any reason other than as a result of a “For Cause Event” pursuant to Section 13, he shall be entitled to receive, upon the terms and subject to the conditions set forth in Section 17, the Parachute Amount (as hereinafter defined in Section 17). Any amount payable to Executive under this subparagraph shall be paid promptly, and in any event within thirty (30) days after the Termination Date.

(d) If the Executive’s employment terminates as a result of a Change of Control pursuant to Section 14(ii), he shall be entitled to receive, upon the terms and subject to the conditions set forth in Section 17, the Parachute Amount. Any amount payable to Executive under this subparagraph shall be paid promptly, and in any event within thirty (30) days after the Termination Date.

(e) If the Executive’s employment is terminated by him pursuant to Section 14(i) or 14(ii) of this Agreement, or by the Company other than as a result of a “For Cause Event” pursuant to Section 13, or if the Executive voluntarily terminates his employment pursuant to Section 15(a) of this Agreement, the Company shall for the two (2) year period following the Termination Date maintain and pay for Executive and his family, or reimburse Executive, for the cost of medical, dental, and hospitalization benefits comparable to such benefits maintained by the Company during the twelve (12) months prior to the Termination Date.

(f) Executive shall have no obligation hereunder to seek or to accept any other employment after the Termination Date or otherwise to mitigate the payments required to be made by this Section. No compensation or other amount received or receivable by Executive on account of any employment or engagement after the Termination Date shall be offset against or deducted from any payment required to be made by this Section 16 or Section 17.

(g) In the event the Company terminates Executive other than as a result of a “For Cause Event” pursuant to Section 13, or if the Executive’s employment is terminated by him pursuant to Section 14(i) or 14(ii) of this Agreement, Executive shall receive as his sole and exclusive remedy and damages the payments he would otherwise be entitled to receive under the applicable provisions of this Section 16 (and, if applicable, the other benefits provided under clause (g) of this Section 16).

(h) In the event of Executive’s death or if the Company terminates Executive for disability pursuant to Section 12, the Company shall pay, in the case of Executive’s death, Executive’s estate an amount equal to his then current Base Salary and in the event of termination for disability, an amount equal to two times his then current Base Salary. Any amount payable to Executive (or his estate) under this subparagraph shall be paid promptly, and in any event within thirty (30) days after the date Executive dies or is terminated for disability, as the case may be.

(7)

17. Change of Control.

(a) For the purposes of this Section 17:

(i) The “Act” is the Securities Exchange Act of 1934, as amended.

(ii) A “person” includes a “group” within the meaning of Section 13(d)(3) of the Act.

(iii) “Control” is used herein as defined in Rule 12b-2 under the Act.

(iv) “Beneficially owns” and “acquisition” are used herein as defined in Rules 13d-3 and 13d-5, respectively, under the Act.

(v) “Non-Affiliated Person” means any person, other than Executive, an employee stock ownership trust of the Company (or any trustee thereof for the benefit of such trust), or any person controlled by Executive, the Company or such a trust.

(vi) “Voting Securities” includes Common Stock and any other securities of the Company that ordinarily entitle the holders thereof to vote, together with the holders of Common Stock or as a separate class, with respect to matters submitted to a vote of the holders of Common Stock, but securities of the Company as to which the consent of the holders thereof is required by applicable law or the terms of such securities only with respect to certain specified transactions or other matters, or the holders of which are entitled to vote only upon the occurrence of certain specified events (such as default in the payment of a mandatory dividend on preferred stock or a scheduled installment of principal or interest of any debt security), shall not be Voting Securities.

(vii) “Right” means any option, warrant or other right to acquire any Voting Security (other than such a right of conversion or exchange included in a Voting Security).

(viii) The “Code” is the Internal Revenue Code of 1986, as amended.

(ix) “Base amount,” “present value” and “parachute payment” are used herein as defined in Section 280G of the Code.

(b) A “Change of Control” occurs when:

(i) a Non-Affiliated Person acquires control of the Company;

(ii) upon an acquisition of Voting Securities or Rights by a Non-Affiliated Person from persons other than the Executive (or persons controlled by the Executive) or any change in the number or voting power of outstanding Voting Securities, such Non-Affiliated Person beneficially owns Voting Securities or Rights entitling such person to cast a number of votes (determined in accordance with Section 16(g)) equal to or greater than 25% of the sum of (A) the number of votes that may be cast by all other holders of outstanding Voting Securities and (B) the number of votes that may be cast by such Non-Affiliated Person (determined in accordance with Section 17(g)); or

(iii) upon any change in the membership of the Company’s Board of Directors, a majority of the directors are persons who are not nominated or appointed by the Company’s Board of Directors as constituted prior to such change.

(c) The “Parachute Amount” to which Executive shall be entitled pursuant to Sections 16(c) and (d) shall equal 2.99 multiplied by the Executive’s base amount.

(d) It is intended that the present value of any payments or benefits to Executive, whether hereunder or otherwise, that are includible in the computation of the Parachute Amount shall not exceed 2.99 times the Executive’s base amount. Accordingly, if Executive receives any payment or benefit from the Company prior to payment of the Parachute Amount which, when added to the Parachute Amount, would subject any of the payments or benefits to Executive to the excise tax imposed by Section 4999 of the Code, the Parachute Amount shall be reduced by the least amount necessary to avoid such tax. The Company shall have no obligation hereunder to make any payment or provide any benefit to Executive after the payment of the Parachute Amount which would subject any of such payments or benefits to the excise tax imposed by Section 4999 of the Code.

(e) Any other provision hereof notwithstanding, Executive may (but only to the extent not prohibited by the United States securities laws, as then amended), prior to his receipt of the Parachute Amount pursuant to Section 17(d), waive the payment thereof, or, after his receipt of the Parachute Amount thereunder, treat some or all of such amount as a loan from the Company which Executive shall repay to the Company within 180 days after the receipt thereof, together with interest thereon at the rate provided in Section 7872 of the Code, in either case, by giving the Company notice to such effect.

(f) Any determination of the Executive’s base amount, the Parachute Amount, any liability for excise tax under Section 4999 of the Code or other matter required to be made pursuant to this Section 17, shall be made by the Company’s regularly-engaged independent certified public accountants, whose determination shall be conclusive and binding upon the Company and Executive; provided that such accountants shall give to Executive, on or before the date on which payment of the Parachute Amount or any later payment or benefit would be made, a notice setting forth in reasonable detail such determination and the basis therefor, and stating expressly that Executive is entitled to rely thereon.

(g) The number of votes that may be cast by holders of Voting Securities or Rights upon the issuance or grant thereof shall be deemed to be the largest number of votes that may be cast by the holders of such securities or the holders of any other Voting Securities into which such Voting Securities or Rights are convertible or for which they are exchangeable or exercisable, determined as though such Voting Securities or Rights were immediately convertible, exchangeable or exercisable and without regard to any anti-dilution or other adjustments provided for therein.

(8)

18. Other Termination Provisions.

(a) Throughout the 7-year period following the Termination Date, the Company shall indemnify Executive, and hold him harmless from, any loss, damages, liability, obligation or expense that he may suffer or incur in connection with any claim made or Proceeding commenced during such period relating to his service as a director, officer, employee or agent of the Company (or any subsidiary thereof) to the same extent and in same manner as the Company shall be obligated so to indemnify Executive immediately prior to the Termination Date; provided that, if during such 7-year period the Company adopts or assumes any indemnification policy or practice with respect to its directors, officers, employees or agents that is more favorable than that in effect on the Termination Date, Executive shall be entitled to such more favorable indemnification.

(b) Throughout the 7-year period following the Termination Date, the Company shall maintain for the benefit of Executive directors’ and officers’ liability insurance (on a “claims made” basis) providing coverage at least as favorable to Executive (including with respect to limits of liability, exclusions, and deductible and retention amounts) as that in effect on the Termination Date.

19. Limitation of Authority. Except as expressly provided herein, no provision hereof shall be deemed to authorize or empower either party hereto to act on behalf of, obligate or bind the other party hereto.

20. Notices. Any notice or demand required or permitted to be given or made hereunder to or upon either party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telegram, telecopy, telex or similar electronic means, provided that a written copy thereof is sent on the same day by postage-paid first-class mail, to such party at the following address:

to the Company at: its then current address of its principal office as stated on the cover page of its most recent public filing under the Act and if such address is then Executive’s residence, to the address of the Company’s Chairman of the Board.

with a copy to:

Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP

23rd Floor

750 Lexington Avenue

New York, New York 10022-1200

Attn: Irving Rothstein, Esq.

Fax: (212) 888-7776

to Executive at:

15 Union Wharf

Boston, MA 02109

Fax: (617) 975-3888

or such other address as either party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this Section. The date of giving or making of any such notice or demand shall be, in the case of clause (a) (i), the date of the receipt; in the case of clause (a) (ii), five business days after such notice or demand is sent; and, in the case of clause (b), the business day next following the date such notice or demand is sent.

(9)

21. Amendment. Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective, unless in writing and signed by or on behalf of the parties hereto.

22. Waiver. No course of dealing or omission or delay on the part of either party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the party to be charged therewith. No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

23. Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York without regard to principles of choice of law or conflict of laws.

24. Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York in connection with any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in the County of New York or Rockland, State of New York, or such District, and agrees that service of any summons, complaint, notice or other process relating to such proceeding may be effected in the manner provided by clause (a) (ii) of Section 20.

25. Remedies. In the event of any actual or prospective breach or default by either party hereto, the other party shall be entitled to equitable relief, including remedies in the nature of rescission, injunction and specific performance. All remedies hereunder are cumulative and not exclusive, and nothing herein shall be deemed to prohibit or limit either party from pursuing any other remedy or relief available at law or in equity for such actual or prospective breach or default, including the recovery of damages.

26. Severability. The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

27. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.

28. Assignment. This Agreement, and each right, interest and obligation hereunder, may not be assigned by either party hereto without the prior written consent of the other party hereto, and any purported assignment without such consent shall be void and without effect, except that this Agreement shall be assigned to, and assumed by, any person with or into which the Company merges or consolidates, or which acquires all or substantially all of its assets, or which otherwise succeeds to and continues the Company’s business substantially as an entirety. Except as otherwise expressly provided herein or required by law, Executive shall not have any power of anticipation, assignment or alienation of any payments required to be made to him hereunder, and no other person may acquire any right or interest in any thereof by reason of any purported sale, assignment or other disposition thereof, whether voluntary or involuntary, any claim in a bankruptcy or other insolvency proceeding against Executive, or any other ruling, judgment, order, writ or decree.

29. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any person not a party hereto.

30. Titles and Captions. The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof.

31. Grammatical Conventions. Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense.

32. References. The terms "herein," "hereto," "hereof," "hereby," and "hereunder," and other terms of similar import, refer to this Agreement as a whole, and not to any Article, Section or other part hereof.

33. No Presumptions. Each party hereto acknowledges that it has had an opportunity to consult with counsel and has participated in the preparation of this Agreement. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that the other party hereto drafted or controlled the drafting of this Agreement.

34. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, commitment or arrangement relating thereto, written or oral, if any, which shall terminate immediately upon the commencement of the Term, except that each party thereto shall (a) remain required to perform any act and to satisfy any obligation or condition that such party is required to perform or satisfy thereunder with respect to any event occurring or circumstance existing prior to the commencement of the Term hereof (including without limitation the payment or delivery to Executive of any compensation, reimbursable expense or employee benefit or perquisite to which he may be entitled, but which has not yet been paid to him, on account of his employment under any such prior arrangement) that has not been so performed or satisfied, and (b) retain his or its right under any such prior assignment to assert or to allege any claim or cause of action relating to or based upon, or otherwise to enforce, any provision thereof with respect to any event occurring or circumstance existing during the term thereof.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

THE COMPANY:

WORLDS.COM, INC.

By: Robert Fireman

Name: Robert Fireman

Title: Director (on behalf of the Board)

EXECUTIVE:

Thomas Kidrin

Thomas Kidrin